AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

This constitutes Amendment No. 1 (the "Amendment") to that certain Asset Purchase Agreement (the "Agreement") dated July 1, 2022, by and between Designer Genomics International Corporation, a Nevada corporation ("Seller"), and Ludwig Enterprises, Inc., a Nevada corporation ("Buyer").

For good and adequate consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree, as follows:

A. Due to scrivener's error and mutual mistake, Buyer was identified incorrectly in the Agreement as "Designer Genomics International Inc., a Florida corporation," when, in fact, Buyer is accurately identified as "Designer Genomics International Corporation, a Nevada corporation." Buyer and Seller agree that, for all purposes of the Agreement, all references in the Agreement to "Buyer" shall be to "Designer Genomics International Corporation, a Nevada corporation."

In all other aspects, the Agreement is ratified and affirmed.

SELLER:

DESIGNED GENOMICS INTERNATIONAL CORPORATION

By: */s/ Frank Magliochetti*
Its Authorized Representative

Dated: June 8, 2023

BUYER:

LUDWIG ENTERPRISES, INC.

By: */s/ Anne B. Blackstone*
Anne B. Blackstone
CEO

Dated: June 8, 2023

Asset Purchase Agreement

Business located at address 4733 W. Atlantic Ave Suite C-21, Delray Beach, Florida

THIS AGREEMENT is made on 7.1, 2022 between Designer Genomics International Inc., a Florida corporation, herein after the "Seller" and Ludwig Enterprises, Inc., a Nevada corporation, hereinafter the "Buyer."

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase of Assets.

Seller shall sell to Buyer, and Buyer shall purchase from Seller, on the terms and conditions set forth in this Agreement, the diagnostic proprietary mRNA panel for Inflammation (the "Asset") as more specifically described in the attached schedule **(Schedule A)**;

This purchase and sale is limited to the assets specifically set forth in this Agreement, and Buyer shall not assume any liabilities of Seller or its individual shareholders, directors, officers, affiliates, creditors, parent or subsidiary companies, if any.

2. Purchase Price.

The purchase price for the assets shall be One Million (1,000,000) Common restricted shares of the Buyer subject to the terms and limitations to such shares as set forth by the Board of Directors of Buyer.

3. Payment of Purchase Price.

On execution of this Agreement, Buyer shall deliver One Million (1,000,000) Common restricted shares to Seller or its designee and shall instruct the Buyer's transfer agent to make such transfer on the books of the Buyer. Seller shall deliver a Bill of Sale to Buyer and shall transfer all intellectual property and rights to said intellectual property Assets to Buyer including but not limited to those set forth on Schedule A attached.

4. Closing and Escrow.

a. The Closing date shall be no later than 7.1, 2022, provided there are no unforeseen delays. Closing shall not be later than 5 calendar days after the designated closing date, unless a further extension is agreed upon in writing between the Buyer and Seller. If any of the parties intend to have a title company or escrow agent close the transaction, the parties shall mutually agree upon such company or agent with costs to be split between parties. The costs of Escrow are separate and apart from the Purchase Price. Both the Buyer and Seller shall submit all documentation and other information requested by

title company/escrow agent needed to close the transaction. The parties shall fix a date and time with the title company/escrow agent to close the transaction.

5. Representations by Seller.

Seller covenants and represents:

a. That Seller is the sole owner of the Assets with full right to sell or dispose of it as Seller may choose, and no other person has any claim, right, title, interest, or lien in, to, or on the Business or Assets.

b. That Seller has no undischarged obligations affecting the Assets being sold under this Agreement.

c. That there are presently and will be at the time of closing, no liens or security interests against the property and Assets being transferred herein.

d. Consents. No consent from or other approval of a governmental entity, board of directors, or any other person is necessary in connection with the execution of the Agreement, or the consummation by Seller of the Assets by Buyer in the manner previously conducted by Seller.

e. Payment of Taxes. Seller represents and warrants that Seller has paid, or will arrange for the full payment of, all taxes owed by Seller on account of the Business.

f. Licenses, Permits and Consents. Seller has obtained the proper licenses or permits in order to effectuate this Agreement.

g. Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against or involving Seller or brought by Seller or affecting any of the purchased property at law or in equity or admiralty or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the 24-month period preceding the date hereof; and Seller is not operating its business under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court of federal, state, municipal, or governmental department, commission, board, agency, or instrumentality, domestic or foreign.

h. Compliance with Laws. To the best of its knowledge, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the business conducted by it, and the present uses by the Seller of the purchased property do not violate any such laws, regulations, and orders. Seller has no knowledge of any material present or future expenditures that will be required with respect to any of Seller's facilities to achieve compliance with any present statute, law, or regulation, including those relating to the environment or occupational health and safety.

i. Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

j. Liabilities. Seller has, as of the purchase date, and shall have on the closing date no liabilities of any kind whatsoever, contingent or otherwise attached to the Assets.

k. Seller will assist Buyer in an orderly transfer and continuation of operations.

l. Seller will provide business development, training and consulting for a period of 30-days following the closing to continue and maintain business cash flow immediately after closing.

6. Indemnification Provisions.

It is agreed by and between the parties that the Sellers shall jointly and severally indemnify Buyer and its assigns harmless from any and all claims of any nature, litigation costs and whatsoever, including without limitation, relative to this agreement.

7. Covenants of Seller.

The Seller covenants with the Buyer as follows:

a. The Bill of Sale to be delivered at the closing date will transfer all the Assets enumerated in **Schedule A** free and clear of all encumbrances and will contain the usual warranties:

b. Seller assumes all risk of loss, damage, or destruction to the Assets subject to this Agreement until the closing. If the Assets are damaged or lost prior to Closing such that their valuation is affected, Seller agrees to negotiate in good faith a reasonable reduction in the Payment Purchase Price to account for the lost value of the Assets.

8. Schedules.

Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

9. Entire Agreement.

This Agreement constitutes the sole and only agreement between Buyer and Seller respecting the purchase of the Assets. This Agreement correctly sets forth the obligations of Buyer and Seller to each other as of its date. Any additional agreements or representations respecting the Assets or its sale to Buyer not expressly set forth in this Agreement are null and void, unless otherwise

required by law. Both parties agree to waive rights as to any conflicting laws which may nullify this Agreement to the full extent allowable by law.

10. Conditions Precedent of Buyer.

The obligations of the Buyer hereunder are subject to the conditions that on or prior to the closing date:

a. Representations and Warranties True at Closing. The representations and warranties of the Seller contained in the Agreement or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the closing date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

b. Seller's Compliance with Agreement. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the closing of the Agreement.

c. Resolutions and Seller's Certificate. The Seller shall have delivered to the Buyer copies of the resolutions of the board of directors of the Seller authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its secretary or assistant secretary, together with a certificate of an officer of the Seller, dated the closing date, certifying in such detail as the Buyer may request to the fulfillment of the conditions specified in subparagraphs (a) and (b) above.

d. Injunction. On the closing date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

e. Approval of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for the Buyer.

f. Casualty. The purchased Asset(s) or any substantial portion thereof shall not have been adversely affected in any material way as a result of any fire, accident, flood, or other casualty or act of God or the public enemy, nor shall any substantial portion of the purchased property have been stolen, taken by eminent domain, or subject to condemnation. If the Closing occurs hereunder despite such casualty as a result of the waiver of this condition by Buyer, the Seller shall assign or pay over to the Buyer the proceeds of any insurance or any condemnation proceeds with respect to any casualty involving the purchased property that occurs after the date hereof.

g. Adverse Change. There shall have been between the purchase date and the closing date no material adverse change in the assets or liabilities or in the condition, financial or otherwise, or in the business, properties, earnings, or net worth of Seller.

11. Arbitration.

In the event the parties are not able to resolve any dispute between them arising out of or concerning this Agreement, or any provisions hereof, whether in contract, tort, or otherwise at law or in equity for damages or any other relief, then such dispute shall be resolved only by final and binding arbitration pursuant to the Federal Arbitration Act and in accordance with the American Arbitration Association rules then in effect, conducted by a single neutral arbitrator and administered by the American Arbitration Association in a location mutually agreed upon by the parties. The arbitrator's award shall be final, and judgment may be entered upon it in any court having jurisdiction. In the event that any legal or equitable action, proceeding or arbitration arises out of or concerns this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees. The parties agree to arbitrate all disputes and claims in regards to this Agreement or any disputes arising as a result of this Agreement, whether directly or indirectly, including Tort claims that are a result of this Agreement. The parties agree that the Federal Arbitration Act governs the interpretation and enforcement of this provision. The entire dispute, including the scope and enforceability of this arbitration provision shall be determined by the Arbitrator. This arbitration provision shall survive the termination of this Agreement.

12. Costs and Expenses.

Except as expressly provided to the contrary in this Agreement, each party shall pay their own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

13. Miscellaneous Provisions.

a. Applicable Law. This Agreement shall be construed under and in accordance with the laws of the State of Florida with venue vested in Palm Beach County, Florida.

b. Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted by this Agreement.

c. Legal Construction. This Agreement shall be construed as to effectuate the intended purpose of the Agreement. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, this Agreement shall be modified to otherwise effectuate the sale under the original intentions of the Parties. This may include striking the invalid, illegal, or unenforceable provision as if they had never been contained in this Agreement, or modifying the invalid, illegal or unenforceable provisions to make them compliant without modifying the original purpose of the Parties.

d. Amendments. This Agreement may be amended by the Parties only by a written agreement.

e. Attorneys' Fees. Should any arbitration or litigation be commenced between the parties to this Agreement concerning the rights and duties of either party in relation to the Business or this Agreement, the prevailing party in the arbitration or litigation shall be entitled to (in addition to any other relief that may be granted) a reasonable sum and attorneys' fees in the arbitration or litigation, which sum shall be determined by the court or other person presiding in the arbitration or litigation or in a separate action brought for that purpose.

f. Seller's signatory warrants that he/she is an authorized representative of Seller, transaction has been approved by Seller's Board of Directors and is empowered to execute this agreement on behalf of Seller.

Signatories. This Agreement shall be executed on behalf of Designer Genomics International Inc. by ________ (Seller) and by ________ (Buyer).

The Agreement shall be effective as of the date first written above.

Seller:

By F. Magliocletti
Authorized representative

7.1.22
Date

Buyer: For Ludwig Enterprises

Anne Blackstone

By: Anne Blackstone
Authorized representative

7/1/2022
Date

SCHEDULE A

LIST OF ASSETS

Intellectual Property Knowledge:

Dr. Marvin Hausman

Frank Magliochetti

Dr. Kyle Ambert PhD

Robert Cardwell

Grace Health Technologies, Corp